SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                      EXCHANGE ACT OF 1934 (AMENDMENT NO. )


Filed by the Registrant    [X]


Filed by a Party other than the Registrant    [ ]
Check the Appropriate box:


[X]  Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ]  Definitive Proxy Statement

[ ]  Definitive Additional Materials

[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                            Comfort Systems USA, Inc.
                (Name of Registrant as Specified in its Charter)

    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):


[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)   Title of each class of securities to which transaction applies: ______

(2)   Aggregate number of securities to which transaction applies: ______

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): ___

(4)   Proposed maximum aggregate value of transaction: _____________

(5)   Total fee paid: ___________

      Fee paid previously with preliminary materials.

      Check box if any part of the fee is offset as provided by Exchange Act
       Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid: _________
     (2)  Form, Schedule or Registration Statement No.: ___________
     (3)  Filing Party: ___________
     (4)  Date Filed:_____________

                            COMFORT SYSTEMS USA, INC.
                            THREE RIVERWAY, SUITE 200
                              HOUSTON, TEXAS 77056

                                 April___, 1998

To Our Stockholders:

    You are cordially invited to attend the annual meeting of the stockholders of Comfort Systems USA, Inc., which will be held on May 21, 1998 at the Omni Hotel, Four Riverway, Houston, Texas, 77056, at 2:00 p.m.

    At this meeting you are being asked to elect five Class I directors to serve for a three-year term, to approve the Company's Employee Stock Purchase Plan, and to amend the Company's Second Amended and Restated Certificate of Incorporation to increase the authorized number of shares of the Company's common stock, $.01 par value, available for issuance.

    Please read the proxy statement, which describes the nominees for the Board of Directors and the other proposals and presents additional important information. When you have finished reading the statement, please promptly mark, sign, and return your proxy card in the enclosed envelope to ensure that your shares will be represented.

    We hope that many of you will be able to attend the meeting in person. I look forward to seeing you there.

                                          Sincerely yours,

                                          FRED M. FERREIRA

                                          Chairman of the Board, Chief Executive
                                          Officer  and President

                            COMFORT SYSTEMS USA, INC.
                            THREE RIVERWAY, SUITE 200
                              HOUSTON, TEXAS 77056

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                   TO BE HELD
                                  MAY 21, 1998

    Notice is hereby given that the 1998 Annual Meeting of Stockholders of Comfort Systems USA, Inc. (the "Company") will be held at the Omni Hotel, Four Riverway, Houston, Texas, 77056, at 2:00 p.m., on Thursday, May 21, 1998 for the following purposes:

    1. To elect five Class I directors to serve until the 2001 Annual Meeting of Stockholders.

    2. To approve the Company's Employee Stock Purchase Plan, providing for the purchase of common stock by employees of the Company and its subsidiaries.

    3. To amend the Company's Second Amended and Restated Certificate of Incorporation to increase the number of shares of common stock, $.01 par value, authorized for issuance by the Company from 50,000,000 shares to 100,000,000 shares.

    4. To transact any other business that may properly come before the meeting.

    Stockholders of record at the close of business on March 31, 1998 are entitled to notice of and to vote at the Meeting. A list of stockholders entitled to vote at the Meeting will be open to examination by stockholders at the Meeting and during normal business hours from May 8, 1998 to the date of the Meeting at the executive offices of the Company located at Three Riverway, Suite 200, Houston, Texas 77056.

    If you are unable to be present personally, please sign and date the enclosed proxy and return it promptly in the enclosed envelope.

                                   By Order of the Board of Directors

                                   WILLIAM GEORGE

                                   Vice President, General Counsel and Secretary

April ____, 1998

         IT IS IMPORTANT THAT YOUR STOCK BE REPRESENTED AT THE MEETING.
      PLEASE SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPLY AS POSSIBLE
            WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON.

                            COMFORT SYSTEMS USA, INC.

                        ---------------------------------

                         ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 21, 1998

                       ----------------------------------

                                 PROXY STATEMENT

    The Annual Report to Stockholders for the Company's fiscal year ended December 31, 1997 accompanies this proxy statement. This proxy statement and the enclosed proxy are being mailed to stockholders on the same date as the date of the Notice of Annual Meeting of Stockholders.

    The enclosed proxy is solicited by and on behalf of the Board of Directors of Comfort Systems USA, Inc. (the "Company") to be voted at the Annual Meeting of Stockholders (the "Meeting") to be held at the Omni Hotel, Four Riverway, Houston, Texas, 77056, at 2:00 p.m. on Thursday, May 21, 1998, or at any adjournment thereof. A proxy may be revoked by a stockholder at any time before it is voted by (i) returning to the Company another properly signed proxy bearing a later date, (ii) delivering a written revocation to the Secretary of the Company or (iii) attending the Meeting or any adjourned session thereof and voting the shares covered by the proxy in person. Shares represented by the enclosed form of proxy properly executed and returned, and not revoked, will be voted at the Meeting by the person named in the proxy for the proposals set forth below.

    The expense of soliciting proxies will be borne by the Company. Officers and regular employees of the Company (who will receive no compensation in addition to their regular salaries) may solicit proxies. In addition to the solicitation of proxies by use of the mails, the Company may use the services of its officers and regular employees to solicit proxies personally and by mail, telephone and telegram from brokerage houses and other stockholders. The Company will reimburse brokers and other persons for their reasonable charges and expenses in forwarding soliciting materials to their principals.

    The holders of record of shares of the common stock, $.01 par value per share (the "Common Stock"), and of the restricted voting common stock, $.01 par value per share (the "Restricted Common Stock"), of the Company at the close of business on March 31, 1998 (the "Record Date") are entitled to receive notice of and to vote at the Meeting. As of the Record Date, the Company had issued and outstanding 28,808,084 shares of Common Stock and 2,742,912 shares of Restricted Common Stock. Each share of Common Stock is entitled to one vote on each matter before the Meeting and each share of Restricted Common Stock is entitled to .55 of one vote on each matter before the Meeting, other than Proposal 1, Election of Class I Directors. Holders of Restricted Common Stock are not eligible to vote for directors other than one Class III director, whose term does not expire until the year 2000.

    Consistent with Delaware state law and the Company's Bylaws, a majority of the shares entitled to be cast on a particular matter, present in person or represented by proxy, constitutes a quorum as to such matter. Votes cast by proxy or in person at the meeting will be counted by two persons appointed by the Company to act as election inspectors for the meeting. In the absence of contrary instructions, the persons named as proxies will vote FOR all nominees listed in Proposal 1, FOR Proposal 2 and FOR Proposal 3.

    With respect to Proposal 1, the five nominees for election as Class I directors receiving the greatest number of votes properly cast on behalf of holders of Common Stock for the election of directors at the Meeting will be elected. The election inspectors will count shares of Common Stock represented by proxies that withhold authority to vote for a nominee for election as a director only as shares that are present and entitled to vote on the matter for purposes of determining the presence of a quorum.

    Proposal 2, approval of the 1998 Employee Stock Purchase Plan, requires the approval of a majority of the shares of Common Stock and Restricted Common Stock, voting together, which are cast with respect to such proposal at the Meeting. Abstentions will be counted for purposes of establishing a quorum and will otherwise have no effect on this proposal. Proposal 3, approval of the increase of the authorized number of shares of Common

Stock of the Company available for issuance, requires the approval of a majority of the shares of Common Stock and Restricted Common Stock issued and outstanding as of the Record Date, voting together. Abstentions will have the effect of a vote against this proposal.

                                PROPOSAL NUMBER 1

                          ELECTION OF CLASS I DIRECTORS

    The Board of Directors is divided into three classes, as nearly equal in number as possible, with each class serving a three-year term. At each Annual Meeting of Stockholders, one class of directors will be elected for a full term of three years to succeed that class of directors whose terms are expiring. The Board of Directors is currently divided into three classes of five directors, with the term of each class expiring at the Annual Meeting of Stockholders in 1998, 1999 and 2000, respectively. All officers serve at the discretion of the Board of Directors.

    The five nominees for election as Class I directors are Fred M. Ferreira, Brian S. Atlas, Robert R. Cook, Charles W. Klapperich and John Mercadante, Jr. (collectively the "Nominees"). The Nominees presently serve as the five directors designated as Class I directors and their current terms expire at the Meeting. The enclosed proxy cannot be voted for more than five persons.

    If elected, each nominee would serve for a term of three years expiring at the 2001 Annual Meeting of Stockholders, and until his respective successor was elected and qualified to serve. It is expected that all of the Nominees will be able to serve, but if any Nominee is unable to serve, the proxies reserve discretion to vote, or refrain from voting, for a substitute nominee.

                                    NOMINEES

    Set forth below is certain information concerning each of the Nominees:

FRED M. FERREIRA, 55
Chairman of the Board, Chief Executive Officer and President

    Fred M. Ferreira has served as Chairman of the Board, Chief Executive Officer and President of the Company since January 1997 and is a Class I director. Mr. Ferreira was responsible for introducing the consolidation opportunity in the commercial and industrial HVAC industry to Notre Capital Ventures II, L.L.C. ("Notre") and has been primarily responsible for the organization of the Company. From 1995 through 1996, Mr. Ferreira was a private investor. He served as Chief Operating Officer and a director of Allwaste, Inc., a publicly-traded environmental services company ("Allwaste"), from 1994 to 1995, and was President of Allwaste Environmental Services, Inc., the largest division of Allwaste, from 1991 to 1994. From 1989 to 1990, Mr. Ferreira served as President of Allied Waste Industries, Inc., an environmental services company. Prior to that time, Mr. Ferreira served as Vice President - Southern District, and in various other positions, with Waste Management, Inc., an environmental services company.

BRIAN S. ATLAS, 46
Director

    Brian S. Atlas is a Class I director of the Company. Since 1974, he has been employed by Atlas Comfort Services, USA Inc., formerly Atlas Interest Inc., a Texas corporation which is a wholly owned subsidiary of the Company, serving as its Chief Executive Officer since 1983.

ROBERT R. COOK,  43
Director

    Robert R. Cook is a Class I director of the Company. He founded and has served as President of Tech Heating and Air Conditioning, Inc., an Ohio corporation which is a wholly owned subsidiary of the Company, since 1979.

CHARLES W. KLAPPERICH,  51
Director

    Charles W. Klapperich is a Class I director of the Company. He founded and has served as President of Western Building Services, Inc., a Colorado corporation which is a wholly owned subsidiary of the Company, since 1980.

JOHN MERCADANTE, JR., 53
Director

    John Mercadante, Jr. is a Class I director of the Company. Mr. Mercadante co-founded Leisure Time Tours, Inc. in 1970 and was President of Cape Transit Corp., both of which are motor coach companies that were acquired by Coach USA, Inc. ("Coach") at the time of Coach's initial public offering in May 1996. Mr. Mercadante has served as President, Chief Operating Officer and a director of Coach since its initial public offering.

                                 OTHER DIRECTORS

    Following is certain information concerning each of the other persons who currently serve as directors. Messrs. Beatty, Beittenmiller, Martin, Nothum and Phillips serve as Class II directors whose terms expire in 1999 and Messrs. Giardenelli, Giardina, Harter, Lawrence and Powers serve as Class III directors whose terms expire in 2000.

THOMAS J. BEATY,  44
Director

    Thomas J. Beaty is a Class II director of the Company. He founded and has served as President of Accurate Air Systems, Inc., a Texas corporation which is a wholly owned subsidiary of the Company, since 1980.

J. GORDON BEITTENMILLER , 39
Director, Chief Financial Officer , Senior Vice President, Treasurer and Assistant Secretary

    J. Gordon Beittenmiller has served as Senior Vice President and Chief Financial Officer of the Company since February 1997, as Treasurer and Assistant Secretary since March 1997, and is a Class II director. From 1994 to February 1997, Mr. Beittenmiller was Corporate Controller of Keystone International, Inc. ("Keystone"), a publicly-traded manufacturer of industrial valves and actuators, and served Keystone in other financial positions from 1991 to 1994. From 1987 to 1991, he was Vice President--Finance of Critical Industries, Inc., a publicly-traded manufacturer and distributor of specialized safety equipment. From 1982 to 1987, he held various positions with Arthur Andersen L.L.P. Mr. Beittenmiller is a certified public accountant.

ALFRED J. GIARDENELLI , JR., 50
Director

    Alfred J. Giardenelli, Jr. is a Class III director of the Company. He has been the President of Eastern Heating & Cooling, Inc., a New York corporation which is a wholly owned subsidiary of the Company, since 1982.

SALVATORE P. GIARDINA, 48
Director

    Salvatore P. Giardina is a Class III director of the Company. He has been the Treasurer of F & G Mechanical Corporation, a Delaware corporation which is a wholly owned subsidiary of the Company, and its predecessor in interest, a New Jersey corporation having the same name, since 1976.

STEVEN S. HARTER, 35
Director

    Steven S. Harter has been director of the Company since December 1996 and is the director (Class III) elected by the holders of the Restricted Common Stock. Mr. Harter is President of Notre, a consolidator of highly fragmented industries. Prior to becoming President of Notre, Mr. Harter was Senior Vice President of Notre Capital Ventures, Ltd. ("Notre I") from June 1993 through July 1995. From April 1989 to June 1993, Mr. Harter was Director of Mergers and Acquisitions for Allwaste. From May 1984 to April 1989, Mr. Harter was a certified public accountant with Arthur Anderson LLP. Mr. Harter also serves as a director of Coach USA, Inc., Metals USA, Inc., and Home USA, Inc.

SAMUEL M. LAWRENCE III,  46
Director

    Samuel M. Lawrence III is a Class III director of the Company. He has been employed by S. M. Lawrence Company, Inc., a Tennessee corporation which is a wholly owned subsidiary of the Company, since 1977, serving as its Chairman and Chief Executive Officer since 1992.

LARRY MARTIN, 56
Director

    Larry Martin is a Class II director of the Company. Mr. Martin, a co-founder of Sanifill, Inc., an environmental service provider ("Sanifill"), has served as its President and Co-Chief Executive Officer since October 1989. Prior to that time, Mr. Martin served in various positions in the environmental services and contracting industries. Mr. Martin currently serves on the Board of Directors of USA Waste Services, Inc., an environmental services company.

MICHAEL NOTHUM, JR., 43
Director and Chief Operating Officer

    Michael Nothum, Jr. is a Class II director of the Company and became its Chief Operating Officer in January 1998. He has been employed by Tri-City Mechanical, Inc., an Arizona corporation which is a wholly owned subsidiary of the Company, since 1979, serving as President since 1992. Mr. Nothum currently serves on the Education and Training Committee of Associated Builders and Contractors and on the Legislative Committee of the Air Conditioning Contractors Association.

JOHN C. PHILLIPS,  56
Director

    John C. Phillips is a Class II director of the Company. He co-founded Contract Service, Inc., a Utah corporation which is a wholly owned subsidiary of the Company, in 1969, serving as President and General Manager since 1969. Mr. Phillips was President of the Utah Heating and Air Conditioning Contractors Association from 1981 to 1982 and is currently a director of that association.

ROBERT J. POWERS,  58
Director

    Robert J. Powers is a Class III director of the Company. He has been employed by Quality Air Heating & Cooling, Inc., a Michigan corporation which is a wholly owned subsidiary of the Company, since 1977, serving as its President since 1988.

                        BOARD OF DIRECTORS AND COMMITTEES

    During the year ended December 31, 1997, the Board of Directors of the Company held three meetings. Each director attended all of the meetings of the Board and the Board Committees of which he is a member which took place during his term of office.

    The Board of Directors has established an Audit Committee, a Compensation Committee, an Acquisitions Committee, a Small Acquisitions Committee and an Executive Committee. The members of the Audit Committee and the Compensation Committee are Messrs. Harter, Mercadante and Martin. The members of the Acquisition Committee are Messrs. Ferreira, Atlas, Beittenmiller, Harter and Lawrence, and of the Small Acquisitions Committee are Messrs. Ferreira, Atlas, and Harter. The Members of the Executive Committee are Messrs. Ferreira,

Beittenmiller, Powers, Mercadante and Nothum. None of the Audit or Compensation Committee members is an executive officer or employee of the Company, nor have they been such at any time while serving on these committees. The Board of Directors does not have a Nominating Committee or a committee performing similar functions.

    The Audit Committee, which held two meetings during 1997, reviews with management and the independent public accountants the Company's annual financial statements, the scope of the audit, any comments made by the independent public accountants and such other matters as the Audit Committee deems appropriate. In addition, the Audit Committee reviews the performance and retention of the Company's independent auditors and reviews with management such matters relating to compliance with corporate policies as the Audit Committee deems appropriate.

    The Compensation Committee, which held two meetings during 1997, administers the Company's stock option and stock purchase plans and recommends to the Board of Directors the compensation of the Company's executive officers.

    The Executive Committee, which held no formal meetings during 1997, has been established by the Board of Directors to have the authority, responsibilities and powers of the Board, whenever the Board shall not be at meeting, except that the Executive Committee does not have the authority to (i) amend or repeal any action of the Board of Directors which by its terms are not subject to repeal by the Executive Committee, (ii) amend the Bylaws of the Company, (iii) amend the Certificate of Incorporation of the Company, (iv) recommend to the stockholders the sale, lease or exchange of all or substantially all of the Company's stock, property or assets, (v) dissolve or recommend the dissolution of the Company,
(vi) fill a vacancy on the Board of Directors or any committee thereof, (vii) remove any officer of the Company, or (viii) take any action which may not be delegated by the Board of Directors pursuant to the General Corporation Law of the State of Delaware.

    The Acquisitions Committee, which held no formal meetings during 1997, is empowered by the Board to approve acquisitions in which the consideration to be paid by the Company does not exceed $20 million and to authorize the issuance of stock, options, debt and other consideration and take any other action as the Acquisitions Committee may deem necessary in connection with such acquisitions.

    The Small Acquisitions Committee, which held no formal meetings during 1997, is empowered by the Board to approve acquisitions in which the consideration to be paid by the Company does not exceed $10 million and to authorize the issuance of stock, options, debt and other consideration and take any other action as the Small Acquisitions Committee may deem necessary in connection with such acquisitions.

                              DIRECTOR COMPENSATION

    Directors who are also employees of the Company or one of its subsidiaries do not receive additional compensation for serving as directors. Each director who is not an employee of the Company or one of its subsidiaries receives a fee of $2,000 for attendance at each Board of Directors meeting and $1,000 for each committee meeting (unless held on the same day as a Board of Directors meeting). Directors are also reimbursed for out-of-pocket expenses incurred in attending meetings of the Board of Directors or committees thereof.

    In addition, the Company's 1997 Non-Employee Directors' Stock Plan (the "Directors' Plan"), which was adopted by the Board of Directors and approved by the Company's stockholders in March 1997, provides for (i) the automatic grant to each non-employee director serving at the consummation of the Company's initial public offering (which closed in July 1997) of an option to purchase 10,000 shares, (ii) the automatic grant to each non-employee director of an option to purchase 10,000 shares upon such person's initial election as a director and (iii) an automatic annual grant to each non-employee director of an option to purchase 5,000 shares at each annual meeting of stockholders thereafter at which such director is re-elected or remains a director, unless such annual meeting is held within three months of such person's initial election as a director. All options have an exercise price per share equal to the fair market value of the Common Stock on the date of grant and are immediately vested and expire on the earlier of ten years from the date of grant or one year after termination of service as a director. The Directors' Plan also permits non-employee directors to elect to receive, in lieu of cash directors' fees, shares or credits representing "deferred shares" at future settlement dates, as selected by the director. The number of shares or deferred shares received will equal the number of shares of Common Stock which, at the date the fees would otherwise be payable, will have an aggregate fair market value equal to the amount of such fees. A total of 250,000 shares of Common Stock are available for awards under the Directors' Stock Plan.

    Each director has also been indemnified by the Company as more particularly described in the section which follows entitled "COMPENSATION OF EXECUTIVE OFFICERS."

    The five nominees for election as Class I directors receiving the greatest number of votes properly cast on behalf of holders of Common Stock for the election of directors at the Meeting will be elected. The persons named in the enclosed proxy intend to vote each share as to which a proxy has been properly executed and returned (and not revoked) in favor of the election as a Class I director of each of the nominees named below, unless authority to vote for the election of any of such nominees is withheld by marking the proxy to that effect. The election inspectors will count shares of Common Stock represented by proxies that withhold authority to vote for one or more nominees for election as a director only as shares that are present and entitled to vote on the matter for purposes of determining the presence of a quorum, but withholding authority to vote for one or more nominees will not have any effect on the outcome of voting on this proposal.


  THE BOARD OF DIRECTORS RECOMMENDS ELECTION OF THE NOMINEES DESCRIBED IN PROPOSAL NUMBER 1.

                                PROPOSAL NUMBER 2

                  APPROVAL OF 1998 EMPLOYEE STOCK PURCHASE PLAN

    On September 18, 1997, the Board of Directors approved, subject to stockholder approval, the 1998 Employee Stock Purchase Plan (the "Purchase Plan"). The maximum number of shares of Common Stock available for issuance under the Purchase Plan is 300,000 (subject to adjustment for stock splits and similar changes). The first option period under which participants could register to purchase shares commenced February 1, 1998 and shares will not actually be eligible for purchase under the Purchase Plan until July 31, 1998, the last day of the first option period. The Board of Directors believes that the Purchase Plan provides a convenient way for employees to become stockholders of the Company and to align their interests more closely with those of the stockholders. The Board believes that given the Company's recent acquisitions and the Company's initiatives to increase stock ownership among employees, an increasing number of employees will elect to participate under the Purchase Plan.

    The Purchase Plan is designed to enable eligible employees to purchase shares of Common Stock at a discount through payroll deductions. All employees of the Company and any subsidiary of the Company designated as an "employer" under the Purchase Plan who are regularly scheduled to work at least twenty hours per week other than employees owning stock representing 5% or more of the total combined voting power or value of all classes of stock of the Company or any participating subsidiary (including options to acquire such stock) are eligible to participate in any option period commencing after the date the employee is hired by the Company or its subsidiaries. As of January 15, 1998, the deadline to enroll for participation during the first option period, there were approximately 250 employees enrolled in the Purchase Plan, and approximately 3,000 employees were eligible to participate in the Purchase Plan.

    Purchases occur twice a year at the end of six-month option periods which begin February 1 and August 1 of each year. The purchase price for Common Stock under the Purchase Plan is 85% of the lesser of the fair market value of the Common Stock on the first day of the option period and the fair market value of the Common Stock on the last day of the option period. On February 2, 1998, the last reported sale price for the Common Stock as reported on the New York Stock Exchange was $19.6875 per share. The Purchase Plan permits eligible employees to purchase up to 2,000 shares of Common Stock in any six-month option period through payroll deductions, which may be equal to 2%-8% of the participant's total compensation for that period and may not be less than $10.00 per payroll period nor exceed $2,000 during any option period. In no event may a participant be granted options to purchase Common Stock under the Purchase Plan which would allow the fair market value (determined on the first day of the current option period) of total options exercisable and Common Stock purchased during a calendar year under the Purchase Plan and any other qualified employee stock purchase plan of the Company and its subsidiaries to exceed $25,000. Payroll deductions are held in book accounts for each participant and do not accrue interest. The Company is not obligated to segregate these funds and may use them for any corporate purpose. Options granted under the Purchase Plan are not transferable other than by will or the laws of descent and distribution and the Company is under no obligation to repurchase Common Stock issued to participants under the Purchase Plan.

    If a participant's employment with the Company or participating subsidiary terminates voluntarily or by death, the participant's option to purchase shares for that period will be deemed canceled and the balance of the participant's payroll withholding account will be refunded. If a participant becomes ineligible to participate due to a leave of absence, change to ineligible status or discontinuance of payroll deductions, the balance of the participant's payroll withholding account will be refunded to the participant following written request or otherwise used to purchase Common Stock on the next exercise date. Participants may elect to terminate or decrease their participation at any time, but may only join the Purchase Plan or increase participation during enrollment periods and may only rejoin after termination of participation under prescribed circumstances. Participants who are directors, executive officers or 10% or more stockholders of the Company are subject to special requirements set forth in the Purchase Plan concerning their participation. Members of the Compensation Committee, as the committee responsible for administering the Purchase Plan (the "Committee"), are ineligible to participate under the express terms of the Purchase Plan.

    The Committee has the right to amend or modify the Purchase Plan in its sole discretion, except that the Committee cannot make changes that would affect grants already made (unless required by law) and it cannot materially change eligibility requirements, change the definition of employer, increase the number of shares subject to options or materially increase the benefits to participants under the Purchase Plan without prior stockholder approval. The Purchase Plan may be terminated at any time in the sole and absolute discretion of the Committee and must be terminated by the Committee at any time the number of shares of Common Stock authorized for purposes of the Purchase Plan is not sufficient to meet all purchase requirements, unless a pro rata allocation can be made in accordance with the terms of the Purchase Plan. If not approved by the stockholders of the Company by August 1, 1998, the Purchase Plan will become null and void and the cash and any Common Stock in each participant's account will be distributed to such participant accordingly.

    The following discussion of certain federal income tax consequences associated with participation in the Purchase Plan is based on the law as in effect on March 31, 1998. It does not purport to cover federal employment tax or other federal tax consequences that may be associated with the Purchase Plan, nor does it cover state, local or non-U.S. taxes.

    The Purchase Plan is intended to be a qualified employee stock purchase plan within the meaning of Section 423 of the Internal Revenue Code of 1986, as amended, and rules and regulations promulgated under such section. Under the Purchase Plan, no income is realized upon the grant of an option at the beginning of an option period or upon the exercise of the option at the end of that period. If shares of Common Stock acquired upon exercise are disposed of within two years from the date of grant of the option, the participant realizes ordinary income at the time of disposition equal in general to the excess of the fair market value of the shares on the measurement date over the exercise price. A corresponding deduction is available to the Company. If shares acquired upon exercise are disposed of after the two-year period described above, or if the participant dies at any time while holding the shares, ordinary income is recognized in the year of the qualifying disposition equal to the lesser of (i) the amount by which the market price of the shares on the date of the qualifying disposition exceeds the purchase price of the shares or (ii) 15% of the market price of the shares on the first business day of the purchase period in which the shares were purchased. In addition, a capital gain will be recognized on the excess, if any, of the amount recognized on a sale over the employee's basis (the amount paid per share plus the ordinary income recognized as a result of the sale). No deduction is available to the Company for this amount.

    A majority of the shares of Common Stock and Restricted Common Stock, voting together, which are cast with respect to such proposal at the Meeting is required to approve the Purchase Plan. Votes cast by proxy or in person at the Meeting will be counted by persons appointed by the Company to act as election inspectors for the meeting. Because Proposal Number 2 must receive the affirmative vote of a majority of the outstanding Common Stock and Restricted Common Stock represented at the Meeting, voting together, abstentions will have no effect on Proposal Number 2. Shares represented by proxies in the form enclosed, if properly executed and returned and not revoked, will be voted as specified, but where no specification is made, the shares will be voted in favor of Proposal 2.

                                OTHER INFORMATION

    No executive officer or non-executive director has elected to participate in the Purchase Plan. Because the actual benefits to employee participants are contingent upon, among other things, the amount of contributions participating employees make on a voluntary basis, it is not possible to predict what benefits eligible employees will receive under the Purchase Plan.

      THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE
                             FOR PROPOSAL NUMBER 2.

                                PROPOSAL NUMBER 3

   PROPOSAL TO AMEND THE COMPANY'S SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

    The Board of Directors has proposed that the number of shares of authorized Common Stock be increased by 50,000,000 shares to 100,000,000 shares. The Company's Second Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") presently provides that the Company is authorized to issue 57,969,912 shares of capital stock, of which 50,000,000 shares are designated Common Stock, 2,969,912 shares are designated Restricted Common Stock, and 5,000,000 shares are designated preferred stock, $.01 par value per share ("Preferred Stock"). As of March 31, 1998 the Company had (i) 28,808,084 shares of Common Stock outstanding, (ii) 2,752,703 shares of Common Stock committed for various issuances upon the exercise of outstanding options and rights to acquire Common Stock, (iii) 2,742,912 shares of Restricted Common Stock outstanding, and (iv) no shares of Preferred Stock outstanding. All outstanding shares of Common Stock are fully paid and non-assessable and the holders thereof are entitled to one vote for each share held. All outstanding shares of Restricted Common Stock are fully paid and non-assessable and the holders thereof are entitled to .55 of one vote on all issues other than election of directors. Holders of Restricted Common Stock are entitled to elect one Class III director and are otherwise not entitled to vote in the election of directors. A majority of the Common Stock and Restricted Common Stock entitled to vote for the election of directors may remove one or more directors at any time with cause, but the Class III director elected by the Restricted Common Stock may only be removed with cause by a majority vote of the holders of Restricted Common Stock.

    Subject to the rights of any then outstanding shares of Preferred Stock, holders of Common Stock and Restricted Common Stock are together entitled to participate pro rata in such dividends as may be declared in the discretion of the Board of Directors out of funds legally available for such purpose. Holders of Common Stock and Restricted Common Stock together are entitled to share ratably in the net assets of the Company upon liquidation after payment or provision for all liabilities and any preferential liquidation rights of any Preferred Stock then outstanding. Holders of Common Stock and holders of Restricted Common Stock have no preemptive rights to purchase shares of stock of the Company. Shares of Common Stock are not subject to any redemption provisions and are not convertible into any other securities of the Company. Shares of Restricted Common Stock are not subject to any redemption provisions and are convertible into Common Stock as follows.

    Each share of Restricted Common Stock will automatically convert to Common Stock on a share-for-share basis (i) in the event of a disposition of such share of Restricted Common Stock by the holder thereof (other than a distribution by a holder to its partners or beneficial owners, or a transfer to a related party of such holders (as defined in Sections 267, 707, 318 and/or 4946 of the Internal Revenue Code of 1986, as amended)), (ii) in the event any person acquires beneficial ownership of 15% or more of the total number of outstanding shares of Common Stock, or (iii) in the event any person offers to acquire 15% or more of the total number of outstanding shares of Common Stock. After July 1, 1998, the Board of Directors may elect to convert any remaining shares of Restricted Common Stock into shares of Common Stock in the event 80% or more of the originally outstanding shares of Restricted Common Stock have been previously converted into shares of Common Stock. The Common Stock is listed on the New York Stock Exchange under the symbol "FIX." The Restricted Common Stock is not listed on any exchange.

    During the period from August 1997 to March 1998 the Company issued nearly eight million shares of Common Stock in connection with various acquisitions. Given the number of shares outstanding and the number of shares reserved for issuance in connection with employee benefit plans and the potential conversion of Restricted Common Stock, the Board of Directors feels that it would not be prudent to attempt to delay increasing the authorized Common Stock until the annual meeting of stockholders anticipated to be held in May 1999. The Board of Directors believes that approval of the proposed amendment is in the Company's best interest, as the amendment to the Certificate of Incorporation would facilitate the Company's business and financial purposes in the future without the necessity of delaying such activities for further stockholder approvals, except as may be required in a particular case by the Company's charter documents, applicable law, or the rules of the New York Stock Exchange or other system on which the Company's securities may be listed.

    If Proposal Number 3 is approved, the additional shares of Common Stock would be available for sale pursuant to public offerings, for use in acquisitions, for stock dividends, for issuance pursuant to stock options and other rights to purchase or receive shares and for any other purpose for which shares of Common Stock may be issued under the laws of the State of Delaware. Except for the issuance of shares of Common Stock in connection with ongoing and potential acquisitions of complementary businesses, the Company has no other immediate plans for the issuance of any of its authorized but unissued and unreserved shares of Common Stock.

    The authorization of additional shares of Common Stock could make more difficult, and thereby discourage, attempts to acquire control of the Company. For example, such additional shares could be used to dilute the stock ownership of parties seeking to obtain control of the Company, to increase the total amount of consideration necessary for a party to obtain control, or to increase the voting power of friendly third parties. These uses could have the effect of making it more difficult for a third party to remove incumbent management or to accomplish a given transaction, even if such actions would generally be beneficial to stockholders. The Board of Directors has concluded, however, that the advantages of the additional authorized shares outweigh any potential disadvantages. Assuming the proposed increase is approved by the stockholders, the Company intends to use the additional shares for acquisitions and other purposes described above, and has no intention to use them to deter takeovers.

    A majority of the shares of Common Stock and the shares of Restricted Common Stock issued and outstanding on the Record Date (and entitled to vote at the Meeting), voting together, is required to adopt the proposed amendment. Votes cast by proxy or in person at the Meeting will be counted by persons appointed by the Company to act as election inspectors for the meeting. Because Proposal Number 3 must receive the affirmative vote of a majority of the outstanding Common Stock and Restricted Common Stock, voting together, abstentions will have the effect of a vote against Proposal Number 3. Shares represented by proxies in the form enclosed, if properly executed and returned and not revoked, will be voted as specified, but where no specification is made, the shares will be voted in favor of Proposal 3.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR
                               PROPOSAL NUMBER 3.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information with respect to the beneficial ownership of shares of Common Stock and Restricted Common Stock as of March 31, 1998 (i) individually by the Chief Executive Officer, each of the four other most highly paid executive officers of the Company in 1997 as named in the Summary Compensation Table (the "Named Executive Officers") and each director of the Company, (ii) by all executive officers and directors of the Company as a group and (iii) by each person known to the Company to be the beneficial owner of more than five percent of the outstanding Common Stock or Restricted Common Stock. Except as noted below, each of the persons listed has sole investment and voting power with respect to the shares indicated.

                                          RESTRICTED COMMON       COMMON STOCK
                                            STOCK SHARES            SHARES
                                             BENEFICIALLY        BENEFICIALLY
                                              OWNED                OWNED(1)
                                        ------------------  --------------------
NAME+                                    NUMBER    PERCENT    NUMBER     PERCENT
-----                                   ---------  -------  ---------    -------
Steven S. Harter (2)                    1,061,158   38.7%      15,000       *
Robert J. Powers (3)                                        1,461,915      5.1
Robert R. Cook                                                717,408      2.5
Brian S. Atlas                                                716,000      2.5
Salvatore P. Giardina                                         713,514      2.5
Michael Nothum, Jr. (4)                                       708,287      2.5
Thomas J. Beaty                                               564,537      2.0
Fred M. Ferreira                                              479,535      1.7
John C. Phillips                                              403,305      1.4
Samuel M. Lawrence III                                        317,307      1.1
Alfred J. Giardenelli, Jr.                                    304,216      1.1
Charles W. Klapperich                                         255,401       *
J. Gordon Beittenmiller                                       116,000       *
Reagan S. Busbee                                              116,000       *
William George III                                             75,000       *
Larry Martin (5)(6)                                            42,692       *
John Mercadante, Jr. (5)(6)                                    42,692       *

All executive officers and directors
    as a group (17 persons)             1,061,158   35.7%   7,048,809     24.4

-------------
+ The address of each of the persons listed is c/o the Company, Three Riverway, Suite 200, Houston, Texas 77056.
*   Less than 1%.
(1) Shares shown do not include shares that could be acquired upon exercise of options which do not vest within 60 days.
(2) These 15,000 shares of Common Stock are issuable upon exercise of options granted under the Directors' Plan.
(3) Includes 230,000 shares held by the Powers Family Foundation, a charitable entity.
(4) Includes an aggregate of 18,694 shares which are held in irrevocable trusts for Mr. Nothum's minor children and of which he is trustee.
(5) Includes 15,000 shares of Common Stock issuable upon exercise of options granted under the Directors' Plan.
(6) Includes 7,692 shares of Common Stock issuable on conversion of a convertible note issued by Notre which is convertible into Common Stock of the Company owned by Notre.

                       COMPENSATION OF EXECUTIVE OFFICERS

    The following tables set forth information with respect to compensation paid to or accrued on behalf of the Named Executive Officers in 1997 beginning on June 27, 1997, when the Company became a publicly held company, unless otherwise noted. All of the Named Executive Officers have been granted stock options.

                           SUMMARY COMPENSATION TABLE

                                                                           LONG TERM     ALL OTHER
                                                ANNUAL COMPENSATION       COMPENSATION  COMPENSATION (2)
                                           ------------------------------ ------------  ------------
                                                                             AWARDS
    NAME AND                                                   SECURITIES   UNDERLYING
PRINCIPAL POSITION                         YEAR     SALARY       OTHER(1)    OPTIONS
------------------                         ----     ------       --------    -------
Fred M. Ferreira ........................  1997     $76,154        --       200,000         --
Chairman of the Board,
   Chief Executive Officer and President

Michael Nothum, Jr ......................  1997     $76,154     $ 4,500      25,000        $900
Chief Operating Officer and Director

J. Gordon Beittenmiller .................  1997     $76,154        --       100,000         --
Senior Vice President, Chief Financial
   Officer, Treasurer and Director

Reagan S. Busbee ........................  1997     $63,462        --       100,000         --
Senior Vice President

William George, III .....................  1997     $76,154     $31,000      75,000          _
Vice President and General Counsel
-----------------------

1 Reflects an automobile allowance of $750 per month for Mr. Nothum and partial reimbursement of moving expenses from Denver, Colorado to Houston, Texas for Mr. George.
2   Reflects matching contributions under a 401(K) plan.

                        OPTION GRANTS IN LAST FISCAL YEAR

    The following table sets forth information concerning the grant of stock options during the last fiscal year to each of the Named Executive Officers. No stock appreciation rights were granted during the last fiscal year.

                                       PERCENT OF
                                          TOTAL
                            NUMBER OF    OPTIONS                            POTENTIAL REALIZABLE
                            SECURITIES   GRANTED TO                        VALUE AT ASSUMED ANNUAL
                            UNDERLYING   EMPLOYEES                          RATES OF STOCK PRICE
                             OPTIONS    IN FISCAL  EXERCISE  EXPIRATION        APPRECIATION FOR
         NAME                GRANTED1     YEAR      PRICE      DATE              OPTION TERM 2
         ----                --------     ----      -----      ----              -------------
                                                                               5%            10%
                                                                             ------         -----
Fred M. Ferreira ..........  200,000      7.9%       $13      6/27/04      $1,060,000   $2,468,000
Michael Nothum, Jr ........   25,000      1.0%        13      6/27/04         132,500      308,500
J. Gordon
Beittenmiller .............  100,000      4.0%        13      6/27/04         530,000    1,234,000
Reagan S. Busbee ..........  100,000      4.0%        13      6/27/04         530,000    1,234,000
William George, III .......   75,000      3.0%        13      6/27/04         397,500      925,500
----------

1 All of these stock options, which were granted pursuant to the Company's 1997
  Long Term Incentive Plan, were granted at the fair market value of the underlying option shares on the date of grant. Each of the foregoing options has an exercise price equal to the stock price on the date of grant. These options will vest at the rate of 20% per year, commencing on the first anniversary of the date of grant, and will expire at the earliest of seven years from the date of grant or three months following termination of employment. In the event of a change in control of the Company, these options would become exercisable in full. Stock options reported consist of non-qualified stock options.

2 The dollar amounts under these columns are the result of calculations at the 5% and 10% annual appreciation rates set by the Securities and Exchange Commission for illustrative purposes and are not intended to forecast future financial performance or possible future appreciation in the price of the Company's common shares.

                      OPTION EXERCISES IN LAST FISCAL YEAR

    The following table sets forth information concerning the fiscal year-end value of unexercised stock options held by the Named Executive Officers during the last fiscal year. There were no option exercises by Named Executive Officers during 1997.

                             AGGREGATED FISCAL YEAR-END OPTION VALUES
                             ----------------------------------------

                         NUMBER OF SECURITIES
                        UNDERLYING UNEXERCISED    VALUE OF UNEXERCISED
                          OPTIONS AT FISCAL       IN-THE-MONEY OPTIONS
         NAME                  YEAR-END           AT FISCAL YEAR-END1
         ----                   --------           -------------------
                      EXERCISABLE UNEXERCISABLE  EXERCISABLE UNEXERCISABLE


Fred M. Ferreira .......     $0      200,000        $0      1,350,000

Michael Nothum, Jr .....      0       25,000         0        168,750
J. Gordon
Beittenmiller ..........      0      100,000         0        675,000

Reagan S. Busbee .......      0      100,000         0        675,000

William George, III ....      0       75,000         0        506,250
---------

1 These numbers are based upon the fair market value of one share of the Company's Common Stock on December 31, 1997 ($19.75), less the exercise price of in-the-money options at the end of 1997.

       EMPLOYMENT AGREEMENTS; COVENANTS NOT TO COMPETE; CHANGE OF CONTROL; INDEMNIFICATION

    The Company was incorporated in December 1996 and did not pay any of its executive officers compensation during 1996. During 1997 its five most highly compensated executive officers were Messrs. Ferreira, Beittenmiller, George, Nothum, and Busbee. Messrs. Ferreira, Beittenmiller, George and Busbee were employed beginning at the initial public offering on June 27, 1997. Mr. Nothum was employed at Tri-City, where he was a major stockholder and president prior to the initial public offering.

    On June 27, 1997, each of Messrs. Ferreira, Beittenmiller, George and Busbee entered into an employment agreement with the Company providing for an annual base salary of $150,000, except for Mr. Busbee, whose annual base salary is $125,000. Each employment agreement is for a term of three years, and unless terminated or not renewed by the Company or not renewed by the employee, the term will continue thereafter on a year-to-year basis on the same terms and conditions existing at the time of renewal. The agreement provides that, in the event of a termination of employment by the Company without cause, the employee will be entitled to receive from the Company an amount equal to the greater of salary for the remaining term or one year's salary, payable in one lump sum on the effective date of termination. In the event of a change in control of the Company (as defined in the employment agreement) during the initial three-year term, if the employee is not given at least five days' notice, of the successor's intent to continue the employee's employment after such change in control, the employee may elect to terminate his employment and receive in one lump sum three times the amount he would receive pursuant to a termination without cause during such initial term. The non-competition provisions of the employment agreement do not apply to a termination without such notice. In the event the employee is given at least five days' notice of the successor's intent to continue the employee's employment after such change in control, the employee may elect to terminate his employment and receive in one lump sum two times the amount he would receive pursuant to a termination without cause during such initial term. In such event, the non-competition provisions of the employment agreement would apply for two years from the effective date of termination. Each employment agreement contains a covenant not to compete with the Company for two years immediately following termination of employment or, in the case of a termination by the Company without cause in the absence of a change in control, for a period of one year following termination of employment.

    On June 27, 1997, Mr. Nothum entered into an employment agreement providing for an annual base salary of $150,000. His employment agreement is for a term of five years, and unless terminated or not renewed by the Founding Company or nor renewed by the employee, the term will continue thereafter on a year-to-year basis on the same terms and conditions existing at the time of renewal. The agreement provides that, in the event of a termination of employment by the Founding Company without cause during the first three years of the employment term (the "Initial Term"), the employee will be entitled to receive from the Founding Company an amount equal to his then current salary for the remainder of the Initial Term or for one year, whichever is greater. In the event of a termination of employment with cause during the final two years of the initial five-year term of the employment agreement, the employee will be entitled to receive an amount equal to his then current salary for one year. In either case, payment is due in one lump sum on the effective date of termination. Mr. Nothum's employment agreement also contains change of control and competition provisions identical to those described for the other Named Executive Officers listed above.

    Each executive officer and director of the Company has entered into an Indemnification Agreement with the Company whereby the Company indemnifies each against actions taken in good faith on behalf of the Company.

         REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

    The Compensation Committee, which is responsible for making recommendations to the Board of Directors on compensation relating to officers of the Company and administering the Company's stock benefit plans, makes the following report on executive compensation during 1997:

               The Company was founded by entrepreneurs who pooled their talents and resources to form the Company. The Company's executive compensation philosophy is to rely principally on enterprise value as the primary motivating factor for executive performance.

               Compensation for executive officers currently consists of two components: annual salary and stock-based incentives. Substantially all current executive officers have employment agreements that establish an annual salary. Salaries were set at what the Company believes are relatively modest levels for companies of similar revenues and market capitalization. The salary scale was set at the time of the initial public offering and reflects the fact that each of the founding executive officers was a stockholder of the Company. For several of the founding executive officers, the new salary level represented a significant reduction from the compensation they received. This entrepreneurial philosophy established the annual salary scale and salaries for executive officers who have joined the Company since the time of the initial public offering have been fit into that structure, depending on the individual's responsibilities within the Company. At the time of the initial public offering the Company's executive officers were also given stock options.

               No bonuses have been awarded to executive officers of the Company since the public offering in June 1997.

                                              COMPENSATION COMMITTEE

                                              John Mercadante, Jr., CHAIRMAN
                                              Larry Martin
                                              Steven S. Harter

                             STOCK PERFORMANCE GRAPH

    The following stock price performance graph compares the cumulative total return on the Company's Common Stock with the cumulative total return of the Standard & Poor's Composite 500 Index and of a peer group consisting of American Residential Services, Inc., Group Maintenance America Corp. and Service Experts Inc., each of which are public traded companies engaged in HVAC contracting, from June 27, 1997, the date of the Company's initial public offering, through December 31, 1997, assuming a $100 initial investment in each case.

                                     {GRAPH}

                                                  CUMULATIVE TOTAL RETURN
                            ---------------------------------------------------------------
                              6/27/97 6/30/97 7/31/97 8/31/97 9/30/97 10/31/97 11/30/97 12/31/97
Comfort Systems USA, Inc. FIX   100.00  120.19  137.50  137.02  147.12  130.77  130.77  151.92
S & P 500                       100.00  104.48  112.79  106.47  112.31  108.56  113.58  115.53
RUSSELL 2000                    100.00  104.30  109.15  111.65  119.82  114.56  113.82  115.81

NOTE: Performance is reported monthly, assumes $100 invested on June 27, 1997 or May 31, 1997, and includes reinvestment of dividends through the end of fiscal year 1997. The stock price performance on the graph above is not necessarily indicative of future price performance.

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Messrs. Harter, Mercadante and Martin, none of whom is or was an executive officer or employee of the Company during 1997, other than Mr. Harter who served as President of the Company for the first six days of January 1997 when the Company had no operations, served on the Compensation Committee during 1997. Mr. Harter is a member of the Coach USA, Inc. compensation committee of its Board of Directors, and Mr. Mercadante is an executive officer of that company.

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers and persons who own more than ten percent of a registered class of the Company's equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater-than-ten-percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

    In reviewing the various reports filed with respect to beneficial ownership under Section 16(a), no late filings were discovered.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

                           ORGANIZATION OF THE COMPANY

    In connection with the formation of the Company, the Company issued to Notre a total of 2,969,912 shares of Common Stock for an aggregate cash consideration of $29,699. Mr. Harter is the President of Notre and a director of the Company. In March 1997, Notre exchanged 2,742,912 shares of Common Stock for an equal number of shares of Restricted Common Stock. Notre advanced $2.0 million to provide funds necessary to effect the Mergers (defined below) and the IPO (defined below). All of Notre's advances were repaid from the net proceeds of the IPO.

    In January and February 1997, the Company issued a total 786,435 shares of Common Stock at $.01 per share to various executive officers, as follows: Mr. Ferreira--479,435 shares, Mr. Beittenmiller--116,000 shares, Mr. Busbee--116,000 shares and Mr. George--75,000 shares. The Company also granted options to purchase 10,000 shares of Common Stock under the Directors' Plan, effective upon the consummation of the IPO, to Mr. Harter, a director of the Company, and to Messrs. Mercadante and Martin, who became directors of the Company upon the closing of the IPO.

    On June 27, 1997 the Company sold 7,015,000 shares of Common Stock at a price of $13.00 per share in its initial public offering (the "IPO"). Proceeds from the IPO were used to enable the Company to acquire by merger or share exchange (the "Mergers") all of the issued and outstanding stock of the following companies (the "Founding Companies"): Accurate Air Systems, Inc., a Texas corporation ("Accurate"), Atlas Comfort Services USA, Inc., a Texas corporation ("Atlas"), Contract Service, Inc., a Utah corporation ("CSI/Bonneville"), Eastern Heating & Cooling, Inc., a New York corporation ("Eastern"), Freeway Heating & Air Conditioning Inc., a Utah corporation ("Freeway"), Quality Air Heating & Cooling, Inc., a Michigan corporation ("Quality"), S.M. Lawrence Company, Inc., a Tennessee corporation ("Lawrence"), Seasonair, Inc. , a Maryland corporation ("Seasonair"), Standard Heating & Air Conditioning Company, an Alabama corporation ("Standard"), Tech Heating and Air Conditioning, Inc., an Ohio corporation ("Tech"), Tri-City Mechanical, Inc., an Arizona corporation ("Tri-City"), and Western Building Services, Inc., a Colorado corporation ("Western"). As a result of the Mergers, each of the Founding Companies is now a wholly-owned subsidiary of the Company. The aggregate consideration paid by the Company in the Mergers consisted of $45.3 million in cash and 9,720,927 shares of Common Stock. In addition, prior to the Mergers, Accurate distributed to Thomas J. Beaty real property having a net book value of approximately $370,000.

    The following table sets forth the consideration paid and total debt assumed by the Company in the Mergers for each of the Founding Companies:

                                                         SHARES OF
                                                          COMMON
FOUNDING COMPANY                           CASH           STOCK      TOTAL DEBT
----------------                           ----           -----      ----------
                                   (dollars in thousands)

(dollars in thousands)

Quality.....................................$10,082       2,207,158     $7,389
Tri-City.................................... 8,680        1,557,962      3,500
Atlas....................................... 6,864        1,432,000      1,776
Lawrence.................................... 4,500        1,197,796        300
Tech........................................ 3,997          717,408      1,906
Accurate.................................... 3,145          564,537        985
CSI/Bonneville.............................. 1,813          493,672      1,385
Western..................................... 2,022          362,939        777
Freeway..................................... 1,039          319,698        203
Seasonair................................... 1,516          272,084        154
Standard....................................   947          291,457        433
Eastern.....................................   698          304,216      1,603
                                            ------        ---------     ------
Total.......................................$45,303       9,720,927     $20,411


    Additionally, prior to the Mergers, the Founding Companies which are C Corporations, except Atlas, made interim earnings distributions to their stockholders in the amount of $1.5 million.

    In connection with the Mergers, and as consideration for their interests in the Founding Companies, certain officers, directors, key employees and holders of more than 5% of the outstanding shares of the Company, together with their spouses and trusts for which they act as trustees, received cash and shares of Common Stock of the Company as follows:

                                                                      Shares of
                                                                        Common
NAME                                            CASH                     STOCK
--------------------------------------------------------------------------------
                                         (dollars in thousands)

Robert J. Powers................................$8,143               1,461,496
Michael Nothum, Jr.............................. 4,236                 760,287
Robert R. Cook.................................. 3,997                 717,408
Brian S. Atlas.................................. 3,432                 716,000
Thomas J. Beaty................................. 3,145                 564,537
John C. Phillips................................ 1,310                 403,305
Samuel M. Lawrence III.......................... 1,031                 317,307
Alfred J. Giardenelli, Jr.......................   698                 304,216
Charles W. Klapperich........................... 1,423                 255,401

    Pursuant to the agreements entered into in connection with the Mergers, the stockholders of the Founding Companies have agreed not to compete with the Company for five years, commencing on the date of consummation of the IPO.

                  LEASES OF REAL PROPERTY BY FOUNDING COMPANIES

    Atlas leases its office space in Houston, Texas, as well as single family residences located in Austin, Texas, Phoenix, Arizona, and Antioch, Tennessee. These properties are owned by M & B Interest, Inc. ("M & B"), a corporation wholly owned by Mr. Brian S. Atlas, who is a director of the Company, and his brother, Mr. Michael Atlas. The lease for the real property in Houston expired on September 30, 1997 and provided for an annual rental of $90,000. The three single family residences are leased on a month-to-month basis, at an annual aggregate rental of $36,780. The Company has also agreed with M & B to lease a recently constructed office and warehouse facility constructed by M & B in Houston for an annual rental of $204,000. This new office and warehouse facility replaced Atlas' existing facility. The Company believes that the rent for these properties does not exceed fair market value.

    Tri-City leases its office space in Tempe, Arizona from Mr. Nothum, Jr. and his father. Mr. Nothum, Jr., is a trustee of a family trust that is a stockholder of Tri-City and is a director of the Company. The lease expires on June 30, 1998 and provides for an annual rental of $120,000. Additionally, Tri-City provides liability insurance on the property and is responsible for any increase in real property taxes due to its improvement of the leased property. Tri-City has entered into an agreement with a limited liability corporation owned by Mr. Nothum, Jr. and his father to lease office, operations and warehouse facilities which are being constructed, for a ten year term at annual rental of $530,100. The Company believes that the rent for these properties does not and will not exceed fair market value.

    Lawrence leases its office space and fabrication facility in Jackson, Tennessee from the father of Mr. Samuel M. Lawrence III, which is Lawrence's Chief Executive Officer and a director of the Company. The lease expires on October 31, 1997 and provides for an annual rental of $110,400. Additionally, Lawrence provides liability insurance on the property and pays its proportionate share of ad valorem taxes, utilities and maintenance costs. The Company believes that the rent for this property does not exceed fair market value.

    Accurate leases two parcels of real property in Houston, Texas owned by Mr. Beaty, who is a director of the Company. One of the leased premises is used by Accurate for office and warehouse space. The lease on one of these premises expires on June 30, 2002 and provides for an annual rental of $38,000. The other leased premise is used by Accurate as a sheet metal shop under a lease dated July 1, 1997 that will expire on June 30, 2002 and that provides for an annual rental of $46,700. The rental rate on these premises in subsequent years of the lease term will be adjusted in accordance with the Consumer Price Index. Additionally, Accurate will pay all utility, taxes and insurance costs on both leased premises. Accurate has options to renew each lease for two additional five-year terms. The Company believes that the rent for both properties does not and will not exceed fair market value. Accurate previously owned the property it uses for its sheet metal shop. Prior to the Mergers, Accurate distributed this property having a net book value of approximately $370,000 to Mr. Beaty.

    Eastern leases its office and warehouse space in Albany, New York from 60 Loudonville Road Associates ("Loudonville"), a partnership of Mr. Alfred J. Giardenelli Jr., who is a director of the Company, and his brother. The lease provides for annual rental of $55,000 and payment by Eastern of taxes, maintenance, repairs, utilities and insurance costs on the leased premises. The Company believes that the rent for this property does not exceed the fair market value. The lease expires on December 31, 1999. Prior to expiration, however, Eastern intends to enter into a 10-year lease with Loudonville for a new building and to terminate the existing lease. Eastern has agreed to install the HVAC systems in the new building at a price which the Company believes to be at a fair market value. The Company's annual rental in the new building will be at fair market value, as determined by an appraisal.

    CSI/Bonneville leases its offices and warehouse space in Salt Lake Valley, Utah from J & J Investments, a joint venture partly owned by Mr. Phillips, who is a director of the Company. This lease expires on February 28, 2002 and provides for an annual rental in 1997 of $120,720, increasing annually by 5%. CSI/Bonneville is responsible for ad valorem taxes, maintenance, insurance and third-party management costs related thereto. CSI/Bonneville has options to renew the lease for two additional five-year terms at a fair market value determined by an appraisal. The Company believes that the rent for this property does not exceed fair market value.

    Tech leases its office space in Solon, Ohio from Mr. Cook, who is a director of the Company. The lease expires on April 2, 2000, and provides for an annual rental of $84,000. Tech is responsible for its utility costs, 15% of common utility costs and 50% of the landlord's costs of servicing and maintaining the premises and providing comprehensive liability insurance for the leased premises. The Company believes that the rent for such property does not exceed fair market value.

    During 1997, Quality leased its warehouse facility in Grand Rapids, Michigan from Mr. Powers, who is a director of the Company. Construction of the warehouse facility was financed with the proceeds of a public bond issue. The lease expires on April 30, 2005, and provides for an annual rental of the greater of $216,000 or Mr. Powers' costs for the leased warehouse, including bond debt service or mortgage payments, utilities, insurance, ad valorem taxes, maintenance and repairs. Quality has an option to renew the lease for one additional three-year term on the same terms. The Company believes that the rent for such property does not exceed fair market value. Quality has guaranteed the payment of two series of public bonds issued in 1985 and 1990, respectively, by the Michigan Strategic Fund on behalf of two real property development entities owned by Mr. Powers, the proceeds of which were used to fund the construction of Quality's leased warehouse facility and a second adjacent warehouse.

After the IPO, these bonds were repaid. In December 1997, Mr. Power sold his interest in the leased facility to a third party, and at that time Quality entered into a new lease for the premises which reduced Quality's cost for the premises.

    F&G Mechanical Corporation, a Delaware corporation ("F&G") which is a wholly owned subsidiary of the Company, leases its office and warehouse space in Secaucus, New Jersey from Salpat Realty, Inc., a corporation which is owned in part by Mr. Giardina. The lease expires on December 31, 2002, and provides for an annual rental of $146,790. F&G is responsible for ad valorem taxes, maintenance and insurance related thereto. The Company believes that the rent for such property does not exceed fair market value.

    The Company has adopted a policy that, whenever possible, it will not own any real estate. Accordingly, in connection with future acquisitions, the Company may require the distribution of real property owned by acquired companies to its stockholders and the leaseback of such property at fair market value.

                               OTHER TRANSACTIONS

    Prior to the IPO, Atlas owed $78,000 to Sid Atlas, the father of Brian and Michael Atlas, payable in monthly installments of $5,500, including interest at the rate to 10%, through March 1998. Atlas was also the obligor on two promissory notes payable to Brian S. Atlas and Michael Atlas in the outstanding principal amount of $63,537 to each, providing for aggregate monthly installments of $4,812, including interest at the rate of 10%, though June 1999. Shortly after the IPO the Company paid and retired all such indebtedness.

    On October 31, 1996, Lawrence loaned $75,000 to Charles Lawrence at an interest rate of 8%. This note was payable on demand or October 31, 2001, and was repaid shortly following the IPO. Charles Lawrence is a brother of Samuel M. Lawrence III, who is a director of the Company.

    On December 27, 1996, Accurate borrowed $630,000 from Mr. Beaty. Interest was payable monthly at the rate of 9% on the outstanding balance. The note matured on June 30, 1997 and was repaid at that time.

    CSI/Bonneville owed Messrs. Phillips and another stockholder of CSI/Bonneville $424,000 and $105,000, respectively. Two of the promissory notes, payable to Mr. Phillips and the other stockholder, are in the principal amount of $80,000 and $20,000, respectively, and are payable on demand. The remaining eight promissory notes are each payable ten years from the date of the note, and mature at various times from 2002 to 2006. All of the notes bear interest at 10%, with interest payable monthly and principal payable at maturity. In 1996, CSI/Bonneville made interest payments to Mr. Phillips and the other stockholders in the amount of $35,000 and $6,000, respectively. After the IPO the Company paid and retired all such indebtedness.

    During 1996, Mr. Klapperich, who is a director of the Company, received advances from Western aggregating $173,500. On December 31, 1996, Western credited against this amount a portion of a dividend payable in the amount of $210,315, discharging the indebtedness of Mr. Klapperich to Western.

    The Company paid an aggregate of $150,000 of the legal fees of the owners of the Founding Companies in connection with the acquisition of their companies.

    Prior to its purchase by the Company, F&G had advanced an aggregate of $5.6 million to Sorce Properties LLC, a corporation that is owned in part by Mr. Giardina. At the time of the acquisition of F&G, Sorce Properties LLC agreed that it would repay the debt within three years, and Mr. Giardina pledged to F&G 180,262 shares of Company common stock received in the transaction, as part of a pledge of an aggregate total of 360,524 shares of Company common stock to secure repayment of the indebtedness. A note bearing 6% interest evidences the underlying indebtedness, and the Company has agreed that it will only have recourse to the stock in the event that the debt is not paid. The pledge agreement further provides that the pledged shares may be released under certain circumstances if Mr. Giardina gives F&G an unlimited personal guarantee of the indebtedness.

    The Company has agreed to indemnify Notre for liabilities arising in connection with actions taken by it in connection with its role as a promoter prior to and during the IPO.

    See the previous section entitled "COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION" for other information required to be disclosed here.

                                 COMPANY POLICY

    Any future transactions with directors, officer, employees or affiliates of the Company or its subsidiaries are anticipated to be minimal and will be approved in advance by a majority of disinterested members of the Board of Directors.

                                  AUDIT MATTERS

    The Board of Directors selected the firm of Arthur Andersen L.L.P., certified public accountants, as auditors for the Company for the fiscal year ending December 31, 1997. A representative of Arthur Andersen L.L.P. is expected to be present at the Meeting with the opportunity to make a statement if he or she desires and to respond to appropriate questions.

                              STOCKHOLDER PROPOSALS

    Proposals of stockholders submitted for consideration at the 1999 Annual Meeting of Stockholders must be received by the Company at its principal executive offices not later than December 1, 1998 in order to be considered for inclusion in the Company's proxy material for that meeting.

    The Company's Bylaws establish procedures, including advance notice procedures, with regard to the nomination other than by or at the direction of the Board of Directors, of candidates for election as directors and with regard to certain matters to be brought before meetings of stockholders of the Company. The Bylaws also contain procedures for regulation of the order of business and conduct of stockholder meetings, the authority of the presiding officer and attendance at such meetings.

                                 OTHER BUSINESS

    The Board of Directors knows of no business to be brought before the Meeting which is not referred to in the accompanying Notice of Annual Meeting. Should any such matters be presented, the persons named in the proxy intend to take such action in regard to such matters as in their judgment seems advisable.

                   FORM 10-K AND ANNUAL REPORT TO STOCKHOLDERS

    A copy of the Company's Annual Report to Stockholders, which includes the Company's Form 10-K filed with the SEC, accompanies this proxy statement.

                        1998 EMPLOYEE STOCK PURCHASE PLAN

                          (Effective February 1, 1998)

                             ARTICLE I - BACKGROUND

1.1       Establishment of the Plan.

Comfort Systems USA, Inc. (the "Company"), hereby establishes a stock purchase plan, effective February 1, 1998, to be known as the "1998 Employee Stock Purchase Plan" (the "Plan"), as set forth in this document. The Plan is intended to be a qualified employee stock purchase plan within the meaning of Section 423 of the Internal Revenue Code of 1986, as amended, and the regulations and rulings thereunder.

1.2       Applicability of the Plan.

The provisions of this Plan are applicable only to certain individuals who, on or after February 1, 1998, are employees of the Company and its subsidiaries participating in the Plan.

1.3       Purpose.

The purpose of the Plan is to enhance the proprietary interest among the employees of the Company and its participating subsidiaries through ownership of Common Stock of the Company.

                            ARTICLE II - DEFINITIONS

Whenever capitalized in this document, the following terms shall have the respective meanings set forth below.

2.1       Administrator.

Administrator shall mean the person or persons (who may be officers or employees of the Company) selected by the Committee to operate the Plan, perform day-to-day administration of the Plan, and maintain records of the Plan.

2.2       Board.

Board shall mean the Board of Directors of the Company.

2.3       Code.

Code shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations thereunder.

2.4       Committee.

Committee shall mean a committee which consists of members of the Board and which has been designated by the Board to have the general responsibility for the administration of the Plan. Members of the Committee shall not be eligible to participate in the Plan. Each member of the Committee shall not be eligible to participate in the Plan. Each member of the Committee shall be a "disinterested person" within the meaning of Section 16 of, and Rule 16b-3 under, the Securities Exchange Act of 1934. The Committee shall satisfy the requirements of Section 16 of the Securities Exchange Act of 1934, and all rules and regulations thereunder, regarding disinterested administration.

Subject to the express provisions of the Plan, the Committee shall have plenary authority in its sole and absolute discretion to interpret and construe any and all provisions of the Plan, to adopt rules and regulations for administering the Plan, and to make all other determinations necessary or advisable for administering the Plan. The Committee's determinations on the foregoing matters shall be conclusive and binding upon all persons.

2.5       Common Stock.

Common Stock shall mean Common Stock, $0.01 par value per share, of the Company.

2.6       Company.

Company shall mean Comfort Systems USA, Inc.

2.7       Compensation.

           (a) For purposes of this Plan, "Total Compensation" shall mean, for any Participant, for any period, the Participant's total compensation including fixed and variable components of base compensation and cash incentive compensation paid to the Participant for the respective period; but excluding car allowances, life insurance premiums, moving expenses, income from disqualifying dispositions of incentive stock options and other similar items.

           (b) Total Compensation shall include any amounts deferred by the Participant under a plan maintained by an Employer under Code Section 401(k) or amounts contributed by the Participant under a plan maintained by an Employer under Code Section 125.

2.8       Date of Grant.

Date of Grant shall mean the first day of each Option Period.

2.9       Effective Date.

Effective Date shall mean February 1, 1998.

2.10      Employee.

Employee shall mean an employee of an Employer.

2.11      Employer.

Employer shall mean the Company and any Subsidiary designated by the Committee as an employer participating in the Plan.

2.12      Enrollment Form.

Enrollment Form shall mean an Employee's authorization either in writing on a form approved by the Administrator or through telephonic communication approved by the Administrator that specifies the Employee's payroll deduction, and contains such other terms and provisions as may be required by the Administrator.

2.13      Exercise Date.

Exercise Date shall mean the last day of each Option Period.

2.14      Fair Market Value.

Fair Market Value of a share of Common Stock, as of any applicable date, shall mean -

           (a) if the Common Stock is traded on the applicable date on a national stock exchange, the closing price for the Common Stock as reported on the New York Stock Exchange for that date or, if no closing price is so reported for that date, the closing price on the next preceding date for which a closing price was reported; or

           (b) if the Common Stock is not traded on the applicable date on a national stock exchange, the closing price on such date of a share of Common Stock as traded on the largest stock exchange on which it is then traded or, if no shares were traded on such date, on the next preceding day on which shares were traded on such exchange, as reported by National Quotation Bureau, Inc., or other national quotation service.

If at any time shares of Common Stock are not traded on an exchange or in the over-the- counter market, Fair Market Value shall be the value determined by the Board or the Committee, taking into consideration those factors affecting or reflecting value which they deem appropriate.

2.15      Option.

Option shall mean a right to purchase Common Stock under the Plan.

2.16      Option Period.

Option Period shall mean each six-month period beginning each February 1st and August 1st.

2.17      Option Price.

Option Price shall mean the purchase price of Common Stock determined under
Section 5.1.

2.18      Participant.

Participant shall mean any Employee who meets the eligibility requirements of
Section 3.1 and who has elected to participate in the Plan under Section 3.3 and who has an account balance under the Plan.

2.19      Plan.

Plan shall mean the 1998 Employee Stock Purchase Plan, as amended and in effect from time to time.

2.20      Reporting Person.

Reporting Person shall mean a Participant who, on the relevant date, is a director, executive officer or 10% shareholder of the Company as defined in
Section 16(a) of the Securities Exchange Act of 1934, as amended.

2.21      Subsidiary.

Subsidiary shall mean any present or future corporation that is a "subsidiary corporation" of the Company as defined in Code Section 424.

Except when otherwise indicated by the context, the definition of any term herein in the singular may also include the plural.

                   ARTICLE III - ELIGIBILITY AND PARTICIPATION

3.1       Eligibility.

Each Employee who is an Employee regularly scheduled to work at least twenty hours each week shall be eligible to participate in the Plan as of the later of:

       (a) the first Date of Grant following the Employee's last date of hire by an Employer; or

       (b)    the Effective Date.

Notwithstanding the foregoing, no Employee shall be granted an Option for an Option Period if, immediately after the grant, the Employee would own stock, and/or hold outstanding options to purchase stock, possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any Subsidiary. For purposes of this section, the attribution rules of Code Section 424(d) shall apply in determining stock ownership of any Employee.

3.2       Leave of Absence.

For purposes of Section 3.1, an individual on a leave of absence from an Employer shall be deemed to be an Employee for all or such portion of such leave of absence as the Committee shall determine, with all such determinations to be made in a nondiscriminatory manner. Such individual's employment with the Employer shall be deemed to terminate in accordance with such determination by the Committee or in accordance with the rules adopted from time to time by the Committee for such purpose.

3.3       Initial Participation.

An Employee eligible to participate in the Plan under Section 3.1 may submit an Enrollment Form to the Administrator for an Option Period. The Enrollment Form shall authorize a regular payroll deduction from the Employee's Total Compensation for the Option Period subject to the limits and procedures described in Article VI. A Participant's Enrollment Form authorizing a regular payroll deduction shall remain effective from Option Period to Option Period until amended or canceled under Section 6.3.

                          ARTICLE IV - STOCK AVAILABLE

4.1       In General.

Subject to the adjustments in Sections 4.2 and 4.3, an aggregate of Three Hundred Thousand (300,000) shares of Common Stock shall be available for purchase by Participants pursuant to the provisions of the Plan. These shares may be authorized and unissued shares or may be shares issued and subsequently acquired by the Company or an independent agent of the Company if the Company should choose to use one. If an Option under the Plan expires or terminates for any reason without having been exercised in whole or part, the shares subject to such Option that are not purchased shall again be available for subsequent Option grants under the Plan. If the total number of shares of Common Stock for which Options are exercised on any Exercise Date exceeds the maximum number of shares available for the Option Period, the Committee shall make a pro rata allocation of the shares available in as nearly a uniform manner as shall be practicable and as it shall determine to be equitable; and the balance of the cash credited to Participants' accounts shall be distributed to the Participants as soon as practicable.

4.2       Adjustment in Event of Changes in Capitalization.

In the event of a stock dividend, stock split or combination of shares, recapitalization or other change in the Company's capitalization, or other distribution with respect to holders of the Company's Common Stock other than normal cash dividends, an automatic adjustment shall be made in the number and kind of shares as to which outstanding Options or portions thereof then unexercised shall be exercisable and in the available shares set forth in
Section 4.1, so that the proportionate interest of the Participants shall be maintained as before the occurrence of such event. This adjustment in outstanding Options shall be made without change in the total price applicable to the unexercised portion of such Options and with a corresponding adjustment in the Option Price per share.

4.3       Dissolution, Liquidation or Merger.

Upon the dissolution or liquidation of the Company, or upon a reorganization, merger, or consolidation of the Company with one or more corporations in which the Company is not the surviving corporation, or upon a sale of substantially all of the property or stock of the Company to another corporation, the holder of each Option then outstanding under the Plan shall be entitled to receive at the next Exercise Date upon the exercise of such Option for each share as to which such Option shall be exercised, as nearly as reasonably may be determined, the cash, securities, or property that a holder of one share of the Common Stock was entitled to receive upon and at the time of such transaction. The Board shall take such steps in connection with these transactions as the Board deems necessary or appropriate to assure that the provisions of this section shall thereafter be applicable, as nearly as reasonably may be determined, in relation to the cash, securities, or property which the holder of the Option may thereafter be entitled to receive. In lieu of the foregoing, the Committee may terminate the Plan in accordance with Section 8.2.

                          ARTICLE V - OPTION PROVISIONS

5.1       Option Price.

The Option Price of a share of Common Stock purchased for a Participant pursuant to the exercise of an Option for the Option Period shall be set by the Committee at the lesser of:

       (a) Eighty-five percent of the Fair Market Value of a share of Common Stock on the Date of Grant; or

       (b) Eighty-five percent of the Fair Market Value of a share of Common Stock on the Exercise Date.

5.2       Calendar Year $25,000 Limit.

Notwithstanding anything else contained herein, no Employee may be granted an Option which permits such Employee's rights to purchase Common Stock under this Plan and any other qualified employee stock purchase plan (within the meaning of Code Section 423) of the Company and its Subsidiaries to accrue at a rate which exceeds $25,000 of Fair Market Value of such Common Stock for each calendar year in which an Option is outstanding at any time. For purposes of this section, Fair Market Value shall be determined as of the Date of Grant.

                      ARTICLE VI - PURCHASING COMMON STOCK

6.1       Participant's Account.

The Administrator shall establish a book account in the name of each Participant. As discussed in Section 6.2 below, a Participant's payroll deductions shall be credited to the Participant's account, without interest, until such cash is withdrawn, distributed, or used to purchase Common Stock as described below.

All cash received or held by the Company under the Plan may be used by the Company for any corporate purpose. The Company shall not be obligated to segregate any assets held under the Plan.

As soon as practicable following each Exercise Date, the Company shall deliver to each Participant a stock certificate evidencing the Participant's shares of Common Stock acquired upon exercise of an Option on such Exercise Date. A Participant shall have all ownership rights as to the shares evidenced by such certificate from and after the relevant Exercise Date.

6.2       Payroll Deductions

           (a)        Payroll Deductions.

           By submitting an Enrollment Form before the beginning of any Option Period in accordance with rules adopted by the Committee, an Employee eligible to participate in the Plan under Section 3.1 may authorize a payroll deduction to purchase Common Stock under the Plan for the Option Period. The payroll deduction shall be in any whole percentage from two (2) to eight (8) percent of such Employee's Total Compensation payable each pay period, and at any other time an element of Total Compensation is payable. A Participant's payroll deduction, however, shall be at least ten dollars ($10.00) each payroll period.

           (b)        Option Period $2,000 Limit.

           Notwithstanding anything else contained herein, no Employee may have more than $2,000 deducted during any Option Period.

           (c)        Duration.

           A Participant's Enrollment Form authorizing a regular payroll deduction shall remain effective, from Option Period to Option Period, until amended or canceled under Section 6.3.

6.3       Deduction Changes and Discontinuance.

A Participant may not increase his or her payroll deduction during an Option Period. A Participant may increase payroll deductions for a future Option Period by filing a new Enrollment Form in accordance with rules adopted by the Administrator.

A Participant may decrease, or completely discontinue, his or her payroll deductions by filing a new Enrollment Form with the Administrator. This decrease or discontinuance shall be effective on the first pay period commencing at least twenty days after receipt of the Enrollment Form by the Administrator.

If a Participant who is not a Reporting Person discontinues his or her payroll deductions during an Option Period, such Participant may not recommence participation in the Plan until the next Option Period. Any amount held in the Participant's account after the effective date of the discontinuance of his or her payroll deductions will either be refunded or used to purchase Common Stock in accordance with Section 7.1.

If a Participant who is a Reporting Person discontinues his or her payroll deductions during an Option Period, the Reporting Person may not recommence participation in the Plan until the next Option Period commencing at least six months after the effective date of the discontinuance of his or her payroll deductions. Any amount held in the Reporting Person's account after such effective date of discontinuance shall be refunded to the Reporting Person as soon as practicable.

6.4       Leave of Absence; Transfer to Ineligible Status.

If a Participant either begins a leave of absence, is transferred to employment with a Subsidiary not participating in the Plan, or remains employed with an Employer but is no longer customarily scheduled to work at least twenty hours each week, the Participant shall cease to be eligible for payroll deductions to his or her account pursuant to Section 6.2. The cash standing to the credit of the Participant's account shall become subject to the provisions of Section 7.1. However, any amount held in the account of a Reporting Person shall be refunded to the Reporting Person as soon as practicable.

If the Participant returns from the leave of absence before being deemed to have ceased employment with the Employer under Section 3.2, or again becomes an Employee of the Employer customarily scheduled to work at least twenty (20) hours each week, the Enrollment Form, if any, in effect immediately before the leave of absence or disqualifying change in employment status shall be deemed void and the Participant must again complete a new Enrollment Form to resume participation in the Plan. A Participant who is a Reporting Person must wait at least six months from the date such Reporting Person ceased to be eligible for payroll deductions before recommencing his or her participation in the Plan.

6.5       Automatic Exercise.

Unless the cash credited to a Participant's account is withdrawn or distributed as provided in Article VII, his or her Option shall be deemed to have been exercised automatically on the Exercise Date, for the purchase of the number of full shares of Common Stock which the cash credited to his or her account at that time will purchase at the Option Price. However, in no event may a Participant purchase more than two thousand (2,000) shares of Common Stock on any Exercise Date. Moreover, the amount of cash that may be used to purchase shares of Common Stock may not exceed the Compensation restrictions set forth in
Section 6.2.

Except in the case of cash that would have been used to purchase fractional shares as described in the following paragraph, if the cash credited to a Participant's account on the Exercise Date exceeds the applicable Compensation restrictions of Section 6.2 or exceeds the amount necessary to purchase the maximum number of shares of Common Stock available during the Option Period, such excess cash shall be refunded to the

Participant. The excess cash may not be used to purchase shares of Common Stock or retained in the Participant's account for a future Option Period.

Fractional shares of Common Stock shall not be issued or purchased under the Plan. Any accumulated cash balances which would have been used to purchase fractional shares shall be held in the Participant's account for the next Option Period if a valid Enrollment Form is in effect for such Option Period, or otherwise distributed to the Participant without interest.

6.6       Listing Registration and Qualification of Shares.

The granting of Options for, and the sale and delivery of, Common Stock under the Plan shall be subject to the effecting by the Company of any listing, registration, or qualification of the shares subject to that Option upon any securities exchange or market or under any federal or state law, or the obtaining of the consent or approval of any governmental regulatory body deemed necessary or desirable for the issuance or purchase of the shares covered.

                    ARTICLE VII - WITHDRAWALS; DISTRIBUTIONS

7.1       Discontinuance of Deductions; Leave of Absence; Transfer to Ineligible
          Status.

In the event of a Participant's (other than a Reporting Person's) complete discontinuance of payroll deductions under Section 6.3 or a Participant's (other than a Reporting Person's) leave of absence or transfer to an ineligible status under Section 6.4, the cash balance then standing to the credit of the Participant's account shall be:

           (a) returned to the Participant, in cash, without interest, as soon as practicable, upon the Participant's written request received by the Administrator at least twenty days before the next Exercise Date; or

           (b) held under the Plan and used to purchase Common Stock for the Participant under the automatic exercise provisions of
                     Section 6.5.

In the event of a Reporting Person's complete discontinuance of payroll deductions under Section 6.3 or 6.4, the cash balance standing to the credit of the Reporting Person's account as of the effective date of the discontinuance shall be returned to the Reporting Person, in cash, without interest, as soon as practicable, without the necessity of receiving a written request.

7.2       Termination of Employment for Reasons Other than Death.

If a Participant terminates employment with the Company and the Subsidiaries for reasons other than death, the cash balance in the Participant's account shall be returned to the Participant in cash, without interest, as soon as practicable.

7.3       Death.

In the event a Participant dies, the cash balance in his or her account shall be distributed to the Participant's beneficiary, in cash, without interest, as soon as practicable.

In the event of the Participant's death, the Participant's beneficiary shall be the person or entity identified on the Participant's Enrollment Form or on such other form as determined by the Administrator. This designation of beneficiary may be changed by the Participant in accordance with procedures established by the Administrator.

7.4       Registration of Certificates.

The Common Stock certificates, when distributed under this Plan, shall be registered only in the name of the Participant (or beneficiary, if applicable). No other names may be included in the Common Stock registration. For each distribution of Common Stock, only one Common Stock certificate shall be issued to a Participant or beneficiary representing the Participant's shares of Common Stock. In lieu of delivering a stock certificate to each Participant, the Administrator may, in its discretion, implement a designated broker program and direct the Company to issue a single stock certificate to a broker designated by the Administrator. Such designated broker shall establish an account for each Participant and shall effect transfers and sales from each such account at the direction of the specified Participant. To facilitate the designated broker program, the Administrator may require, as a condition to participation in the Plan, that a Participant agree to the issuance of his or her stock certificates directly to the designated broker.

                    ARTICLE VIII - AMENDMENT AND TERMINATION

8.1       Amendment.

The Committee shall have the right to amend or modify the Plan, in full or in part, at any time and from time to time; provided, however, that no amendment or modification shall

       (a) affect any right or obligation with respect to any grant previously made, unless required by law, or

       (b) unless previously approved by the stockholders of the Company, where such approval is necessary to satisfy federal securities laws, the Code, or rules of any stock exchange or market on which the Company's Common Stock is listed

                     (1) in any manner materially affect the eligibility requirements set forth in Sections 3.1 and 3.2, or change the definition of Employer as set forth in
                            Section 2.11,

                     (2) increase the number of shares of Common Stock subject to any options issued to Participants (except as provided in Sections 4.2 and 4.3), or

                     (3) materially increase the benefits to Participants under the Plan.

8.2       Termination.

The Committee may terminate the Plan at any time in its sole and absolute discretion. The Plan shall be terminated by the Committee if at any time the number of shares of Common Stock authorized for purposes of the Plan is not sufficient to meet all purchase requirements, except as specified in Section 4.1.

Upon termination of the Plan, the Administrator shall give notice thereof to Participants and shall terminate all payroll deductions. Cash balances then credited to Participants' accounts shall be distributed as soon as practicable, without interest.

                           ARTICLE IX - MISCELLANEOUS

9.1       Shareholder Approval.

The Plan shall be approved and ratified by the stockholders of the Company, not later than August 1, 1998, pursuant to Treasury regulation Section 1.423-2(c). If for any reason such approval is not given by such date, the Plan shall be null and void, and all payroll deductions and direct cash payments to the Plan shall cease. The cash balances and Common Stock credited to Participants' accounts shall be promptly distributed to them; and any Common Stock certificates issued and delivered to Participants prior to such date shall remain the property of the Participants.

9.2       Employment Rights.

Neither the establishment of the Plan, nor the grant of any Options thereunder, nor the exercise thereof shall be deemed to give to any Employee the right to be retained in the employ of the Company or any Subsidiary or to interfere with the right of the Company or any Subsidiary to discharge any Employee or otherwise modify the employment relationship at any time.

9.3       Tax Withholding.

The Administrator may make appropriate provisions for withholding of federal, state, and local income taxes, and any other taxes, from a Participant's Total Compensation to the extent the Administrator deems such withholding to be legally required.

9.4       Rights Not Transferable.

Rights and Options granted under this Plan are not transferable by the Participant other than by will or by the laws of descent and distribution and are exercisable only by the Participant during his or her lifetime.

9.5       No Repurchase of Stock by Company.

The Company is under no obligation to repurchase from any Participant any shares of Common Stock acquired under the Plan.

9.6       Governing Law.

The Plan shall be governed by and construed in accordance with the laws of the State of Delaware except to the extent such laws are preempted by the laws of the United States.

                           COMFORT SYSTEMS USA , INC.                      FRONT

                         ANNUAL MEETING OF STOCKHOLDERS

        SOLICITED BY THE BOARD OF DIRECTORS OF COMFORT SYSTEMS, USA, INC.

The undersigned hereby appoints J. Gordon Beittenmiller and William George III, and each of them individually, as proxies with full power of substitution, to vote, as designated below, all shares of Common Stock and Restricted Common Stock of Comfort Systems USA, Inc. that the undersigned is entitled to vote at the Annual Meeting of Stockholders thereof to be held on May 21, 1998, or at any adjournment or postponement thereof.

PROPOSAL 1:    ELECTION OF  FIVE CLASS I DIRECTORS FOR TERMS EXPIRING IN 2001

[ ]  FOR all nominees listed below       [ ] WITHHOLD AUTHORITY for all nominees
(except as marked to the contrary below)*      listed below

FRED M. FERREIRA  BRIAN S. ATLAS  ROBERT R. COOK  CHARLES W. KLAPPERICH
 JOHN MERCADANTE, JR.

*INSTRUCTION: To withhold authority to vote for one or more nominees, write the nominee's name on the line provided below:

 -------------------------------------------------------------------------------

PROPOSAL 2:          APROVAL OF 1998 EMPLOYEE STOCK PURCHASE PLAN

  [ ]      FOR              [ ]         AGAINST             [ ]        ABSTAIN

PROPOSAL 3:          ADOPTION OF AMENDMENT TO SECOND AMENDED AND RESTATED
                     CERTIFICATE OF INCORPORATION TO INCREASE THE COMPANY'S
                     AUTHORIZED COMMON STOCK

  [ ]      FOR              [ ]         AGAINST             [ ]        ABSTAIN

ALL SHARES WILL BE VOTED AS DIRECTED HEREIN AND, UNLESS OTHERWISE DIRECTED WILL BE VOTED "FOR" PROPOSAL 1 (ALL NOMINEES), "FOR" PROPOSAL 2, "FOR" PROPOSAL 3 AND IN ACCORDANCE WITH THE DISCRETION OF THE PERSON VOTING THE PROXY WITH RESPECT TO ANY OTHER BUSINESS PROPERLY BROUGHT BEFORE THE MEETING. ANY EXECUTED PROXY WHICH DOES NOT DESIGNATE A VOTE SHALL BE DEEMED TO GRANT AUTHORITY FOR ANY ITEM NOT DESIGNATED.

                                                                          (BACK)

You hereby revoke all previous proxies given. You may revoke this proxy at any time prior to a vote thereon. Receipt of the accompanying Proxy Statement and the Annual Report of Comfort Systems USA, Inc. for the fiscal year ended December 31, 1997 is hereby acknowledged.

Please check the following box if you plan to attend the annual meeting of stockholders in person.

                                        Dated:_______________, 1998

                                    --------------------------------------------
                                    Signature

                                    Please sign exactly as your name appears on this card. Joint owners should each sign. Executors, administrators, trustees and similar persons should give their full titles.

PLEASE COMPLETE, SIGN, AND PROMPTLY MAIL THIS PROXY IN THE ENCLOSED ENVELOPE.